SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (this "Agreement") is between Steven G. Hendrickson (the "Individual") and Eagle Rock Energy G&P, LLC (the "Company").

RECITALS

WHEREAS, the Individual has been employed by the Company on an at-will basis.

WHEREAS, the Company and the Individual have decided to terminate the Individual's employment effective January 15, 2015 (the "Termination Date").

WHEREAS, the parties desire to enter this Agreement to reflect their mutual undertakings, promises, and agreements concerning the Individual's termination of employment with the Company and payments and benefits to the Individual upon or by reason of such termination.

NOW THEREFORE, in exchange for the valuable consideration paid or given under this Agreement, the receipt, adequacy, and sufficiency of which is hereby acknowledged, the parties knowingly and voluntarily agree to the following terms:

TERMS

1.
Termination Date. The Individual's employment with the Company shall terminate effective on the Termination Date. As of the Termination Date, the Individual shall be relieved of all further duties pursuant to his employment with the Company.

2.
Final Pay and Benefits. The Individual shall receive the following payments and benefits in accordance with the Company's existing policies, or at the Company's sole discretion, pursuant to his employment with the Company and his participation in the Company's benefit plans:

a.
Final Pay. Payment of his regular base salary plus any accrued unused paid time off (not to exceed 40 hours) through the Termination Date. This amount is a gross amount and subject to applicable taxes and withholdings. The Individual shall not be entitled to receive any bonus with respect to the Company's fiscal year 2014 or 2015. The Individual's final paycheck shall be delivered to the Individual within six days after the Termination Date.

b.
Vested Benefits. Payment or other entitlement, in accordance with the terms of the applicable plan or as required by applicable law, of any benefits to which he has a vested entitlement as of the Termination Date under the terms of the Company's employee benefit plans.

c.
Right to Continue Certain Insurance Benefits. In accordance with the Consolidated Omnibus Budget Reconciliation Act ("COBRA"), the right to continue after February 1, 2015 his group health, dental, and vision insurance benefits, if any, for himself and his dependents, at his own expense. The Individual must complete an insurance continuation election form, which will be furnished to him under separate cover, and timely return it if he wishes to continue his insurance coverage under COBRA.

d.	Restricted Common Units and Performance Units. Based on the Individual's participation in the Eagle Rock Energy Partners, L.P. Long-Term Incentive Plan, he was granted 454,836

Restricted Common Units and 64,265 Performance Units under such plan, which were subject to vesting and other terms and conditions of previously entered Award Agreement(s). 327,131 of such Restricted Common Units vested prior to the Termination Date; 67,005 of such Restricted Common Units and all of the Performance Units were forfeited and canceled on the Termination Date; and 60,700 of such Restricted Common Units, by the terms of an Award Agreement dated May 30, 2014, shall either be forfeited and canceled or become vested and non-forfeitable on the 60th day following the Individual’s date of termination depending on whether or not the Individual executes a release as required in the Award Agreement within 45 days following termination and does not revoke such release within the seven (7) day period following its execution. For the avoidance of doubt, both parties hereto agree that the release provisions contained in this Agreement will satisfy such release requirement in the Award Agreement. By signing this Agreement, the Individual represents and warrants that he has no awards of Restricted Common Units, Performance Units, stock options, or other equity-related interests from the Company or its affiliates other than as described in this paragraph or other than as may pertain to Montierra Minerals & Production, L.P. or Montierra Management LLC (which are not the subject of this Agreement). The 60,700 Restricted Common Units will vest or forfeit on the 60th day following the Termination Date, provided that the Individual satisfies the release requirement of the May 30, 2014 Award Agreement by executing, and not subsequently revoking, this Agreement..

3.
Post-Separation Obligations. The Individual's obligations not to use or disclose the Company's confidential information under the Company's Code of Business Conduct and Ethics and Confidential Information Policy in the Employee Handbook, under the Company Insider Trading Policy, or under the Confidentiality and Non-Solicitation Agreement between the Individual and the Company (collectively, the "Post-Separation Obligations"), shall continue in full force and effect notwithstanding the termination of his employment with the Company. The Individual further acknowledges and agrees that he intends to, and shall, comply with such Post-Separation Obligations notwithstanding the termination of his employment with the Company.

4.
Separation Benefits. Conditioned upon the Individual's timely acceptance and non-revocation of this Agreement and in consideration of the Individual's promises and undertakings in this Agreement, the Company shall provide him with the following separation benefits (the "Separation Benefits"):

a.
Separation Pay. The Company shall pay the Individual $375,000.00 as separation pay. This payment is in addition to the pay and benefits described in paragraph 2 above, is a gross amount subject to applicable deductions and tax withholdings, and shall be paid to the Individual in a lump sum within 5 business days of the Effective Date (as defined below) of this Agreement.

b.
COBRA Reimbursements. If the Individual timely elects to continue group health insurance for himself, his spouse, and/or his dependents under COBRA, the Company shall reimburse him the monthly premium costs he incurs for such coverage under COBRA for up to four months (expected to be February 2015 - May 2015) or until the Individual becomes eligible for group health insurance coverage due to subsequent employment or otherwise, whichever is sooner. Individual agrees to notify the Company in writing within five (5) days after he becomes eligible for group health insurance coverage, if any, through subsequent employment or otherwise, and failure to so notify will invalidate the Company’s obligations pursuant to the foregoing and result in a right of the Company to recoup from the Individual any erroneous reimbursement made as a result of the failure to timely notify. Any reimbursements due under this subparagraph shall be made by the last day of the month following the month in which the applicable premiums were paid by the Individual.

5.
Return of Property and Information. The Individual shall return to the Company or the other Released Parties (as defined below) any and all items of its or their property, including without limitation keys, all copies of Confidential Information (as defined below), badge/access card, computers, software, equipment, credit cards, forms, files, manuals, correspondence, business records, personnel data, lists of employees, salary and benefits information, client lists and files, lists of suppliers and vendors, price lists, contracts, contract information, marketing plans, brochures, catalogs, training materials, computer tapes and diskettes or other portable media, computer-readable files and data stored on any hard drive or other installed device, and data processing reports, and any and all other documents or property which he has had possession of or control over during his employment with the Company. The Individual's obligations under this paragraph supplement, rather than supplant, his obligations under the common law and his Post-Separation Obligations. The Individual's obligations under this paragraph shall not apply to, and the Individual may retain copies of, personnel, benefit, or payroll documents concerning only him, and the Individual may retain cellular telephones and personal digital assistants. With respect to duplicate Confidential Information in the form of electronic files, the Individual will satisfy the requirements hereof by erasing such duplicate Confidential Information from any hard drive on a personal computer or on other storage media.

6.	General Release.

a.
Full and Final Release by Releasing Parties. In consideration of the mutual promises and undertakings in this Agreement, the Individual, on behalf of himself and his spouse (if any), other family members, heirs, successors, and assigns (collectively, the "Releasing Parties"), hereby voluntarily, completely, and unconditionally to the maximum extent permitted by applicable law releases, acquits, waives, and forever discharges any and all claims, demands, liabilities, and causes of action of whatever kind or character, whether known, unknown, vicarious, derivative, direct, or indirect (individually a "Claim" and collectively the "Claims"), that he or they, individually, collectively, or otherwise, may have or assert against the Released Parties (as defined below), subject only to those specific exclusions listed in paragraph 6(c) below.

b.
Claims Included. This release includes without limitation any Claim arising out of or relating in any way to (i) the Individual's employment or his termination of employment with the Company or with the employment practices of any of the Released Parties; (ii) any federal, state, or local statutory or common law or constitutional provision that applies, or is asserted to apply, directly or indirectly, to the formation, continuation, or termination of the Individual's employment relationship with the Company, including but not limited to the Age Discrimination in Employment Act ("ADEA"); (iii) any contract or agreement between, concerning, or relating to the Individual and any of the Released Parties, including without limitation any Award Agreement under the Eagle Rock Energy Partners, L.P. Long Term Incentive Plan (including the May 30, 2014 Award Agreement, subject only to the potential acceleration of vesting of the 60,700 Restricted Common Units on the 60th day following the Termination Date per the terms of the Award Agreement as further described in paragraph 2(d)) and that certain Executive Change of Control Agreement between the Individual and the Company, dated July 27, 2010; or (iv) any other alleged act, breach, conduct, negligence, gross negligence, or omission of any of the Released Parties.

c.
Claims Excluded. This release does not (i) waive or release any Claim for breach or enforcement of this Agreement; (ii) waive or release any right or Claim under the ADEA that may arise after the date this Agreement is signed by the Individual; (iii) prevent the Individual from pursuing any administrative unemployment compensation or workers' compensation benefits. Subject to paragraph 8(a), this release also does not prevent the Individual from filing an administrative charge of discrimination with the Equal Employment Opportunity, Texas Workforce Commission - Civil Rights Division, or any other administrative agency, including a charge of discrimination and related ADEA Claim challenging the enforceability of this release under the Older Workers Benefit Protection Act; (iv) release the Individual’s rights to acceleration of the 60,700 Restricted Common Units on the terms and conditions set forth in the May 30, 2014 Award Agreement; (v) release future claims pursuant to the indemnification provisions of Eagle Rock Energy Partners, L.P.’s partnership agreement and/or the Supplemental Indemnification Agreement between the Individual and the Company, dated December 30, 2009; or (vi) waive or release any Claim against Montierra Minerals & Production, L.P. or Montierra Management LLC.

d.
Definition of Released Parties. The "Released Parties" include (i) the Company; (ii) any parent, subsidiary, or affiliate of the Company; (iii) any past or present officer, director, or employee of the entities just referred to in (i)-(ii), in their individual and official capacities; and (iv) any past or present predecessors, parent companies, subsidiaries, owners, shareholders, members, managers, benefit plans, operating units, affiliates, divisions, agents, representatives, officers, directors, partners, members, employees, fiduciaries, insurers, attorneys, successors, and assigns of the entities just named in (i)-(iii).

7.	Confidentiality, Cooperation, Nonprosecution, and Nondisparagement.

a.
Cooperation. The Individual shall cooperate fully and completely with the Company or any of the other Released Parties, at their request, in all pending and future litigation, investigations, arbitrations, and/or other fact-finding or adjudicative proceedings, public or private, involving the Company or any of the other Released Parties. This obligation includes without limitation the Individual promptly meeting with counsel for the Company or the other Released Parties at reasonable times upon their request, and providing testimony in court, before an arbitrator or other convening authority, or upon deposition that is truthful, accurate, and complete, according to information known to him. If the Individual appears as a witness in any pending or future litigation, arbitration, or other fact-finding or adjudicative proceeding at the request of Company or any of the other Released Parties, the Company or the other Released Parties shall reimburse him, upon submission of substantiating documentation, for necessary and reasonable expenses (other than attorneys' fees) incurred by him as a result of testifying, as well as a reasonable hourly rate to be agreed upon by both parties hereto.

b.
Nonprosecution. Except as requested by any of the Released Parties, as permitted by applicable law that may supersede the terms of this Agreement, or as compelled by valid legal process, the Individual shall not (i) assist, cooperate with, or supply information of any kind to any individual or private-party litigant or their agents or attorneys concerning (A) the employment, terms and conditions, or ending of the Individual's or any other employee's employment with the Company or any of the other Released Parties or the employment practices of any of the Released Parties; or (B) the business or operations of any of the Released Parties; or (ii) initiate or assist any other person in connection with any investigation, inquiry, or any other action of any kind with respect to any of the Released Parties' employment practices, businesses, or operations.

c.
Nondisparagement. The Individual, for a period of one year from the Effective Date, shall not make to any other party any statement (whether oral, written, electronic, anonymous, on the Internet, or otherwise), which directly or indirectly impugns the quality or integrity of the Company's or any of the other Released Parties' business or employment practices, or any other disparaging or derogatory remarks about the Company or any of the other Released Parties; provided, however, that the Individual's obligations shall not apply to inquiries by any government agency or prohibit the Individual from truthfully and comprehensively responding to any subpoena or other valid legal process.

d.
In exchange for the Individual’s promises and undertakings in this Agreement, the Company agrees, for a period of one year from the Effective Date, (y) to respond to inquiries concerning the Individual’s employment by providing only a neutral reference consisting of Individual’s dates of employment, positions held, and final salary; provided, however, that Individual directs all persons seeking inquiries about Individual’s employment to contact only Lynda Irvine (or her successor) and that the Company's obligations shall apply only to references provided to persons to whom Individual has made the preceding direction and who have followed that direction; and (z) that its Chief Executive Officer, Senior Vice Presidents and Vice President of Human Resources, as of the Effective Date (as defined below), provided that they are employees of the Company, shall not make to any third parties who are not affiliated with the Company any statement, oral or written, which directly or indirectly impugns the quality or integrity of Individual’s work or qualifications or any other disparaging or derogatory remarks about the Individual; provided, however, that the Company's obligations shall not apply to inquiries by any government agency, prohibit the Company or its employees from making any truthful statements about the Individual, or prohibit the Company or its employees from truthfully and comprehensively responding to any subpoena or other valid legal process.

8.	Waiver of Certain Rights.

a.
Right to Relief Not Provided in this Agreement. Unless due to the breach of this Agreement by the Company or with respect to an Excluded Claim, the Individual irrevocably waives any right to monetary recovery from the Company or the other Released Parties, whether sought directly by him or in the event any administrative agency or other public authority, individual, or group of individuals should pursue any claim on his behalf; and he shall not request or accept from the Company or the other Released Parties, as compensation or damages related to his employment or the separation of his employment with any of the Released Parties, anything of value that is not provided for in this Agreement.

b.
Right to a Jury Trial. THE INDIVIDUAL SHALL AND HEREBY DOES IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM AGAINST THE COMPANY OR THE RELEASED PARTIES, INCLUDING WITHOUT LIMITATION ANY CLAIM FOR BREACH OR ENFORCEMENT OF THIS AGREEMENT.

c.
Right to Class- or Collective-Action Initiation or Participation. The Individual shall and hereby does irrevocably waive the right to initiate or participate in any class or collective action with respect to any Claim against the Company or the Released Parties, including without limitation any Claim arising from the formation, continuation, or termination of his employment relationship with any of the Released Parties.

d.	Punitive Damages. The Individual and the Company each expressly waive the right to recover punitive damages arising from claims under the Agreement.

9.
Consultation. The Individual shall, without additional consideration other than the Separation Benefits, upon the Company's request, be available at reasonable times during the six months after the Termination Date for consultation without unreasonable interference with his personal or business activities, in person, online, or by telephone, as necessary, on such matters relating to the Company or the other Released Parties as may be within his knowledge.

10.
No Violations. The Individual represents and warrants that he has no actual knowledge that any officer, director, manager, employee, agent, or representative of the Company or its affiliates has committed or is suspected of committing any act which is to Individual’s actual knowledge in violation of any applicable law or regulation or has acted in a manner which requires corrective action of any kind. The Individual further represents and warrants that he has not informed the Company or any of the other Released Parties of, and that he is unaware of, any alleged violations of the Company's Code of Business Conduct and Ethics or personnel policies, or other misconduct by the Company or any of the other Released Parties, that have not been resolved satisfactorily by the Company or the other Released Parties.

11.
Nonadmission of Liability or Wrongdoing. The Individual acknowledges that (a) this Agreement shall not in any manner constitute an admission of liability or wrongdoing on the part of Company or any of the other Released Parties; (b) the Company and the other Released Parties expressly deny any such liability or wrongdoing; and (c) except to the extent necessary to enforce this Agreement, neither this Agreement nor any part of it may be construed, used, or admitted into evidence in any judicial, administrative, or arbitral proceedings as an admission of any kind by Company or any of the other Released Parties. The Company acknowledges that (a) this Agreement shall not in any manner constitute an admission of liability or wrongdoing on the part of the Individual; (b) the Individual expressly denies any such liability or wrongdoing; and (c) except to the extent necessary to enforce this Agreement, neither this Agreement nor any part of it may be construed, used, or admitted into evidence in any judicial, administrative, or arbitral proceedings as an admission of any kind by the Individual.

12.
Authority to Execute. The Individual represents and warrants that he has the authority to execute this Agreement on behalf of all the Releasing Parties. The Company represents and warrants that it has the authority to execute this Agreement.

13.
Governing Law; Severability; Interpretation. This Agreement and the rights and duties of the parties under it shall be governed by the laws of the State of Texas, without regard to any conflicts of laws principles. If any provision of this Agreement is held to be unenforceable, such provision shall be considered separate, distinct, and severable from the other remaining provisions of this Agreement, and shall not affect the validity or enforceability of such other remaining provisions; and in all other respects, this Agreement shall remain in full force and effect. If any provision of this Agreement is held to be unenforceable as written but may be made to be enforceable by limitation, then such provision shall be enforceable to the maximum extent permitted by applicable law. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.

14.
Assignment. The Individual's obligations, rights, and benefits under this Agreement are personal to the Individual and shall not be assigned to any person or entity without written permission from the Company's General Counsel. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, successors, and permitted assigns.

15.	Breach of Agreement or Post-Separation Obligations. In the event of a default under this Agreement, the non-defaulting party shall be entitled to pursue remedies available at law or equity.

16.
Expiration Date. The Company's offer of this Agreement shall expire after a period of 21 days after the Individual is first given an executed copy of this Agreement for consideration (the "Expiration Date"). The parties agree that any changes to this version of the Agreement, whether material or not, shall not restart the running of the 21-day period or extend the Expiration Date. The Individual may accept the offer at any time before the Expiration Date by signing this Agreement in the space provided below and returning it to the attention of Lynda C. Irvine, Vice President of Human Resources (at l.irvine@eaglerockenergy.com or 1415 Louisiana Street, The Wedge Tower, Suite 2700, Houston, Texas 77002) so that the signed Agreement is received no later than the close of business on the Expiration Date.

17.
Limited Revocation Right; Effect of Revocation. After signing this Agreement, the Individual shall have a period of seven days to reconsider and revoke his acceptance of this Agreement if he wishes (the "Revocation Period"). If the Individual chooses to revoke his acceptance of this Agreement, he must do so by providing written notice to Lynda C. Irvine before the eighth day after signing this Agreement, in which case this Agreement shall not become effective or enforceable and the Individual shall not receive the Separation Benefits.

18.
Effective Date. This Agreement shall become effective and enforceable upon the expiration of seven days after the Individual signs it (the "Effective Date"), provided that he signs this Agreement on or before the Expiration Date and does not revoke his acceptance of this Agreement during the Revocation Period.

19.
Knowing and Voluntary Agreement. The Individual acknowledges that (a) he has been advised by this paragraph of his right to consult with an attorney of his choice before signing this Agreement; (b) he has had a reasonable period in which to consider whether to sign this Agreement; (c) he fully understands the meaning and effect of signing this Agreement; and (d) his signing of this Agreement is knowing and voluntary.

20.
Independent Consideration; Other Obligations. Whether expressly stated in this Agreement or not, all obligations the Individual assumes and undertakings he makes by signing this Agreement are understood to be in consideration of the mutual promises and undertakings in this Agreement and the Separation Benefits. In addition, the Individual acknowledges and agrees that neither the Company nor any of the other Released Parties has any legal obligation to provide the Separation Benefits to him outside of this Agreement. The Individual further acknowledges and agrees that his obligations under this Agreement supplement, rather than supplant, his Post-Separation Obligations and any applicable contractual, statutory, or common-law obligations.

21.
Entire Agreement. This Agreement contains and represents the entire agreement of the parties with respect to its subject matters, and revokes any prior offers by the Company with respect to its subject matters and supersedes all prior agreements and understandings, written and oral, between the parties with respect to its subject matters. Notwithstanding the preceding sentence, nothing in this Agreement shall be interpreted or construed as superseding or relieving the Individual of his Post-Separation

Obligations. The Individual agrees that the Company has not made any promise or representation to him concerning this Agreement that is not expressed in this Agreement, and that, in signing this Agreement, he is not relying on any prior oral or written statement or representation by the Company or any of the other Released Parties but is instead relying solely on his own judgment. Notwithstanding the foregoing, nothing in this Agreement shall be interpreted or construed as superseding the Confidentiality and Non-Solicitation Agreement between the Company and Individual dated August 3, 2012, or the Supplemental Indemnification Agreement between the Company and Individual, dated December 30, 2009.

22.
Modification; Waiver. No provision of this Agreement shall be amended, modified, or waived unless such amendment, modification, or waiver is agreed to in writing and signed by the Individual and a duly authorized representative of the Company.

23.
Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement. The delivery of this Agreement in the form of a clearly legible facsimile or electronically scanned version by e-mail will have the same force and effect as delivery of the originally executed document.

AGREED:

EAGLE ROCK ENERGY G&P, LLC    STEVEN G. HENDRICKSON

By: /s/ Lynda C. Irvine    /s/ Steven G. Hendrickson
Lynda C. Irvine    By: Steven G. Hendrickson
Vice President of Human Resources

Date Signed: 2/16/2015    Date Signed: 2/17/2015